                                                                     EXHIBIT 8.1



                                December 13, 2000







Comerica Incorporated
Comerica Tower at Detroit Center
500 Woodward Avenue, MC 3391
Detroit, Michigan  48226

Ladies and Gentlemen:

                  We have acted as special counsel to Comerica Incorporated, a Delaware corporation ("Comerica"), in connection with the proposed merger (the "Merger") of Imperial Bancorp, a California corporation ("Imperial"), with and into Comerica Holdings Incorporated, a Delaware corporation and a wholly-owned subsidiary of Comerica ("Merger Sub"), pursuant to the Agreement and Plan of Merger, dated as of October 31, 2000, by and among Imperial, Comerica and Merger Sub (the "Agreement"). At your request, and in connection with the filing of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion concerning certain federal income tax consequences of the Merger.

                  For purposes of the opinion set forth below, we have relied, with the consent of Comerica and the consent of Imperial, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Comerica and Imperial dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the proxy statement-prospectus (the "Proxy Statement-Prospectus") contained therein, each as amended or supplemented through the date hereof. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

                  We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement-Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a statutory merger under the applicable laws of the States of Delaware and California; and (iii) the Merger will be reported by Comerica, Merger Sub and Imperial on their respective federal income tax returns in a manner consistent with the opinion set forth below.

                  Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Imperial, Comerica and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by Imperial, Comerica or Merger Sub as a result of the Merger other than mark-to-market gains and losses recognized upon the close of the Imperial's taxable year; and (iii) no gain or loss will be recognized by shareholders who exchange all of their Imperial common stock solely for shares of Comerica common stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Comerica common stock).

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                  This opinion relates solely to certain United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. Further, no opinion is expressed with respect to the United States federal income tax consequences to Imperial stockholders subject to special treatment under United States federal income tax law (including, for example, non-residents of the United States for United States federal income tax purposes, financial institutions, dealers in securities, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders that acquired their Imperial common stock through exercise of an employee stock option or right or otherwise as compensation, and holders that hold Imperial common stock as part of a hedge, straddle, constructive sale or conversion transaction).

                  We are furnishing this opinion to you solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.

                                       Very truly yours,


                                       /s/ Wachtell, Lipton, Rosen & Katz